EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Global Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES

THIRD-QUARTER 2008 RESULTS

•	Diluted GAAP EPS of $0.11 Reduced by $0.04 Due to Combined Net Impact of Charges, Gains and Other Items

•	Sales Rose 1% to $275.6 Million as Growth in Cataract and Eye Care Sales Offset Significant Refractive Sales Declines

(SANTA ANA, CA), October 31, 2008 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE] today announced financial results for the third quarter of 2008.

Third-quarter net sales rose 1.0% to $275.6 million, including a 2.7% increase related to foreign currency exchange rate effects. Third-quarter net earnings under Generally Accepted Accounting Principles (GAAP) were $7.1 million, or $0.11 per diluted share. Third-quarter results included the following pre-tax items, which combined, on an after-tax basis, to reduce net earnings per diluted share by an estimated $0.04:

•

$11.0 million in restructuring charges associated with manufacturing relocation, workforce reductions and facility consolidation initiatives, including $5.7 million of inventory, manufacturing and other related charges recorded in cost of sales and a $1.8 million charge for accelerated depreciation of leasehold improvements recorded in SG&A expense.

•	$5.8 million unrealized gain on derivative instruments and a $1.1 million gain on an investment.

In the year-ago period, the company reported a GAAP net loss of $25.9 million, or a loss of $0.43 per share, which reflected the impacts of the May 2007 eye care recall. The 2007 third-quarter results also included $5.3 million in acquisition-related charges and a $2.4 million loss on derivative instruments, which combined to increase the net loss per share by approximately $0.08.

“Our results clearly reflect the ongoing impact of deteriorating economic conditions on our refractive business, particularly in the U.S. and Europe,” said AMO Chairman and Chief Executive Officer Jim Mazzo. “However, we delivered another strong quarter across the globe in our cataract business, which is our largest at 47% of sales. While our recent multipurpose market share trends are positive, eye care sales in Japan remain below our expectations and we’ve made management and operational changes to improve our performance in future periods. Despite challenges in the quarter, we continued to make progress against key operational metrics and objectives, including reducing SG&A expense, delivering positive cash flow and taking proactive steps to reduce debt.”

“We remain focused on improving efficiencies, allocating resources to opportunities that offer the greatest return, and controlling our discretionary spending. We intend to be aggressive and disciplined in managing through this challenging economic environment while executing our long-term strategy.”

Third-Quarter Performance by Business

Below are sales highlights of third-quarter 2008 results. Growth rates reflect comparisons to the same period in 2007 and include foreign currency impacts. Pro forma growth rates reflect comparisons that include IntraLase performance as if this acquisition had occurred at the beginning of all periods presented. The summary below also reflects changes made at the beginning of 2008 to the company’s sales breakdown by business. Under this new approach, refractive IOL sales for the third quarter of 2008 and 2007 appear under the Refractive heading in the “Procedures, implants and related” category to reflect the way the company currently operates. For more information, see the Global Sales table accompanying this release.

Cataract sales rose 8.9% to $129.4 million.

•	Total monofocal intraocular lens (IOL) sales rose 9.0% to $67.0 million, driven by sales of the company’s Tecnis® monofocal IOLs, which rose 26.6%.

•

Viscoelastic/Phacoemulsification sales rose 5.7% to $55.4 million, primarily on increased sales of the company’s WhiteStar SignatureTM phacoemulsification system, disposable phacoemulsification packs and Healon® viscoelastics.

Refractive sales declined 14.4% to $96.0 million.

•	Procedures, implants and related sales declined 11.3% to $67.2 million, as growth in Japan and Asia Pacific was unable to offset significant declines in the U.S. and Europe.

•

AMO’s U.S. excimer procedure volumes declined approximately 35% in the third quarter and approximately 17% for the trailing 12 months ended September 26, 2008; the company’s U.S. custom mix was 69.5% in the third quarter and 67.6% for the trailing 12 months ended September 26, 2008.

•	AMO’s U.S. femtosecond procedure volumes declined approximately 12% in the third quarter and rose approximately 14% for the trailing 12 months ended September 26, 2008, on a pro forma basis.

•	AMO’s international procedure, implant and related sales were $31.7 million, up 33.1%, reflecting strong growth in Japan and Asia Pacific.

•	System sales declined 31.2% to $18.8 million, reflecting a sharp pullback in new equipment purchases by LASIK providers on a global basis.

Eye Care sales rose 19.1% to $50.2 million.

•

Multipurpose solution sales rose 66.8% to $21.7 million, reflecting continued recovery from the company’s global MPS recall in mid 2007. On a sequential basis, multipurpose solution sales declined 14.9%, reflecting lower-than-expected sales due to market conditions and Japan sales execution issues.

•	Hydrogen peroxide sales declined 26.1% to $12.1 million, reflecting the continued anticipated contraction of that market on a global basis.

•	Other eye care product sales grew 28.4%, due primarily to growing demand for the company’s recently launched line of over-the-counter dry eye products, sold under the blink® Tears brand.

Restructuring Update

During the quarter, the company continued to execute previously announced restructuring plans designed to deliver approximately $4 million to $7 million in 2008 savings and, when fully implemented, to deliver between $12 million and $16 million in annualized savings. The company continues to estimate related 2008 charges of between $36 million and $43 million. The company incurred approximately $33.9 million of these charges through September 26, 2008, including $11.0 million in the third quarter.

Net Debt Reduction

On October 20, 2008, the company announced that it had purchased approximately $124 million aggregate principal amount of its 3.25% convertible senior subordinated notes due 2026 for approximately $51.8 million and approximately $57 million aggregate principal amount of its 2.50% convertible senior subordinated notes due 2024 for approximately $45.3 million. These repurchases were consummated pursuant to privately negotiated transactions with holders of the notes that had previously contacted the company. The company funded these repurchases by drawing approximately $97 million on it senior revolving credit facility. At the end of the third quarter, the company’s total long-term debt outstanding was approximately $1.55 billion. Taking into account the draw down on the revolver and the bond purchases through October 20, AMO achieved a net reduction in its total debt of approximately $84 million. The company also had nearly $200 million in remaining borrowing capacity under its senior revolving credit facility as of October 20, 2008.

Additional Third-Quarter Highlights

Gross Profit

•	Rose 8.5% to $165.1 million; represented 59.9% of sales.

•	Included $5.7 million of charges for inventory, manufacturing and other related costs associated with the restructuring.

•	Year-ago gross profit was reduced by approximately $20.7 million due to returns and costs and other impacts associated with the recall.

SG&A Expense

•	Declined 14.4% to $118.1 million; represented 42.8% of sales, compared to $137.9 million or 50.5% of sales in the year-ago period.

•	Included a $1.8 million charge for accelerated depreciation of the former IntraLase headquarters building associated with the restructuring.

•	Included $17.1 million in intangible amortization, compared to $16.8 million in the year-ago period.

•	Year-ago SG&A included approximately $5.1 million in transaction-related charges and approximately $9.3 million in recall-related expenses.

R&D Expense

•	Declined 19.5% to $16.9 million, represented 6.1% of sales.

•	Year-ago R&D expense was $21.0 million, or approximately 7.7% of sales.

Operating Income

•	$26.6 million; represented 9.7% of sales, compared to a loss of $6.7 million in the year-ago period.

•	Included $29.3 million in total depreciation and amortization, compared to $27.3 million in total depreciation and amortization in the year-ago period.

•	Included $5.9 million in stock-based compensation expense, compared to $5.7 million in the year-ago period.

Non-Operating Expense

•

Declined 37.9% to $15.2 million, reflecting primarily lower interest expense, a $5.8 million unrealized gain on derivative instruments, a $1.1 million gain on an investment, partially offset by an increase in other non-operating expense due to foreign currency exchange losses.

Taxes

•	Reported $4.3 million provision, representing an approximate 38% effective tax rate.

Net Earnings

•	$7.1 million, compared to a net loss of $25.9 million in the year-ago period.

Financial Guidance

AMO expects 2008 sales in the range of $1.17 billion to $1.20 billion and adjusted 2008 EPS in the range of $0.70 to $0.80. The company’s adjusted EPS guidance includes acquisition-related amortization, which is estimated to be approximately $70 million, or approximately $0.70 per share on an after-tax basis. AMO’s adjusted EPS guidance excludes the impact of charges and write-offs associated with acquisitions, reorganizations, restructurings and recapitalizations, impairments, unrealized gains or losses on derivative instruments and other periodic or special charges or gains. For more information, see the “Use of Non-GAAP Measures” section later in this release.

Live Web Cast & Audio Replay

AMO will host a live web cast to discuss this release today at 10:00 a.m. EDT. To participate and download accompanying slides, visit www.amo-inc.com. An audio replay will be available at approximately noon EDT today and will continue through midnight EDT on November 14 at 888-203-1112, passcode 4595795 or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery. AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign® , Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants. AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs. Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears. Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink® branded products. AMO is based in Santa Ana, California, and employs approximately 3,900 worldwide. The company has operations in 27 countries and markets products in approximately 60 countries. For more information, visit the company’s Website at www.amo-inc.com.

Use of Non-GAAP Measures

Our EPS guidance for 2008 is provided on a non-GAAP basis. The company’s adjusted EPS guidance excludes the impacts of charges and write-offs associated with acquisitions, reorganizations, restructurings and recapitalizations, impairments, unrealized gains or losses on derivative instruments, and other periodic or special charges or gains. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s on-going operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of on-going operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted per-share guidance is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges. The company is not able to provide a reconciliation of projected adjusted per-share guidance to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Status of Guidance

During the quarter, AMO management may reiterate guidance in press releases or as part of web cast conference presentations. From the close of business on December 12, 2008 until publication of its fourth-quarter earnings release, AMO will observe a “Quiet Period” during which the company will not discuss its guidance. In addition, guidance disclosed in the company’s press releases, presentations and filings with the SEC should be considered historical, as of prior to the Quiet Period only and not subject to update by the company.

Forward-Looking Statements

This press release contains forecasts about AMO and its businesses, such as management’s sales and adjusted earnings per-share outlook, forecasts included in the section entitled “Financial Guidance,” and the company’s plan to reduce fixed costs in the section entitled “Restructuring Update”. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may differ from its estimates and targets.

Statements in this press release regarding financial guidance and forecasts, statements by Mr. Mazzo and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to the impact of the global economic downturn; unexpected delays or costs associated with restructuring activities; uncertainties associated with successful market share recovery in the multi-purpose solution segment and impacts of our previous eye care recalls; unexpected changes in competitive, regulatory and market conditions; the potential for delays in the launching of new products; the performance of new products and the continued acceptance of current products; our ability to lower costs, improve cash flow and reduce debt; growth in our market share position in each business unit; our ability to generate sufficient cash flow from operations; the execution of strategic initiatives; AMO’s ability to maintain a sufficient supply of products and unexpected supply delays as it consolidates operations; product liability claims or new quality issues; litigation related to our recall or otherwise; and the uncertainties associated with intellectual property protection for the company’s products and exposure to claims of intellectual property infringement by others. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates or consumer confidence indices, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO’s 2007 Form 10-K filed in March 2008 that include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or by contacting AMO’s Investor Relations Department by calling 714-247-8455.

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007
Net sales:
Cataract	$129,441	$118,888	$398,257	$359,553
Refractive	96,003	112,149	334,781	306,207
Eye care	50,191	42,157	166,825	120,504

	275,635	273,194	899,863	786,264
Cost of sales (A)	110,570	121,030	349,438	348,683

Gross profit	165,065	152,164	550,425	437,581
Selling, general and administrative	118,099	137,916	376,068	397,136
Research and development	16,876	20,975	56,194	60,819
In-process research and development	—	—	—	86,980
Restructuring charges	3,447	—	24,532	—
Net gain on legal contingencies	—	—	(20,492)	—

Operating income (loss)	26,643	(6,727)	114,123	(107,354)

Non-operating expense (income):
Interest expense	17,566	20,588	56,592	48,792
Unrealized (gain) loss on derivative instruments	(5,802)	2,433	(6,407)	2,738
Gain on investments	(1,099)	—	(3,167)	—
Other, net	4,570	1,517	9,105	4,254

	15,235	24,538	56,123	55,784

Earnings (loss) before income taxes	11,408	(31,265)	58,000	(163,138)
Provision (benefit) for income taxes	4,335	(5,328)	22,040	17,484

Net earnings (loss)	$7,073	($25,937)	$35,960	($180,622)

Net earnings (loss) per share:
Basic	$0.12	($0.43)	$0.59	($3.02)
Diluted	$0.11	($0.43)	$0.57	($3.02)
Weighted average number of shares outstanding:
Basic	61,042	60,242	60,759	59,856
Diluted	63,114	60,242	62,663	59,856

(A)	Includes charges of $5,690 primarily for inventory, manufacturing and other related costs associated with the restructuring initiative for the three and nine months ended September 26, 2008.

Includes a charge of $7,655 for inventory step-up to fair value from the IntraLase acquisition in the nine months ended September 28, 2007.

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(in thousands)	Three Months Ended		Nine Months Ended
	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007
Geographic Sales:
United States:
Cataract	$39,565	$37,468	$111,945	$107,446
Refractive	45,725	69,036	182,295	204,330
Eye care	14,285	8,991	43,665	31,347

Total United States	$99,575	$115,495	$337,905	$343,123

International:
Cataract	$89,876	$81,420	$286,312	$252,107
Refractive	50,278	43,113	152,486	101,877
Eye care	35,906	33,166	123,160	89,157

Total International	$176,060	$157,699	$561,958	$443,141

Total Geographic Sales	$275,635	$273,194	$899,863	$786,264

Product Sales:
Cataract:
Monofocal intraocular lenses	$66,981	$61,424	$209,705	$191,339
Viscoelastics/Phaco	55,433	52,439	172,527	154,075
Other	7,027	5,025	16,025	14,139

Total Cataract	$129,441	$118,888	$398,257	$359,553

Refractive:
Procedures, implants and related	$67,223	$75,746	$230,004	$212,319
Systems	18,772	27,298	77,010	66,146
Service and parts/other	10,008	9,105	27,767	27,742

Total Refractive	$96,003	$112,149	$334,781	$306,207

Eye care:
Multipurpose solutions	$21,690	$13,000	$72,703	$39,073
Hydrogen peroxide solutions	12,122	16,399	45,452	43,834
Other	16,379	12,758	48,670	37,597

Total Eye Care	$50,191	$42,157	$166,825	$120,504

Total Product Sales	$275,635	$273,194	$899,863	$786,264

	Three Months Ended			% Exchange
	September 26, 2008	September 28, 2007	% Growth	Impact
Net Sales:
Cataract	$129,441	$118,888	8.9%	3.8%
Refractive	96,003	112,149	(14.4%)	0.6%
Eye care	50,191	42,157	19.1%	4.8%

	$275,635	$273,194	0.9%	2.7%

	Nine Months Ended			% Exchange
	September 26, 2008	September 28, 2007	% Growth	Impact
Net Sales:
Cataract	$398,257	$359,553	10.8%	7.0%
Refractive	334,781	306,207	9.3%	2.0%
Eye care	166,825	120,504	38.4%	9.4%

	$899,863	$786,264	14.4%	5.4%

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	September 26, 2008	December 31, 2007
Cash and equivalents	$34,954	$34,525
Trade receivables, net	251,564	250,018
Inventories	192,623	160,267
Working capital, excluding cash	257,719	145,993
Total debt, including current portion	1,545,480	1,607,730
Stockholders’ equity	650,611	598,736

	Three Months Ended
	September 26, 2008	September 28, 2007
Depreciation and amortization	$29,258	$27,260
Capital expenditures, excluding acquisitions	8,809	14,980

	Nine Months Ended
	September 26, 2008	September 28, 2007
Depreciation and amortization	$86,528	$70,821
Capital expenditures, excluding acquisitions	27,692	35,960